Exhibit (e)(21) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit FF

to the

Distributor’s Contract

FEDERATED INCOME SECURITIES TRUST

Federated Enhanced Treasury Income Fund

In consideration of the mutual covenants set forth in the Distributor's Contract dated December 31, 1991, between Federated Income Securities Trust and Federated Securities Corp., Federated Income Securities Trust executes and delivers this Exhibit on behalf of Federated Enhanced Treasury Income Fund, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of September, 2015.

FEDERATED INCOME SECURITIES TRUST

By:
Name: J. Christopher Donahue
Title: President

FEDERATED SECURITIES CORP.

By:
Name: Thomas E. Territ
Title: President